Exhibit 99.1

OFFICE DEPOT, INC.

CORPORATE GOVERNANCE GUIDELINES

The following Corporate Governance Guidelines (the “Guidelines”) have been adopted by the Board of Directors (the “Board”) of Office Depot, Inc. (the “Corporation”) to assist the Board in the exercise of its responsibilities under the Sarbanes-Oxley Act of 2002 (the “Act”) and the New York Stock Exchange (“NYSE”) Rules for Listed Companies.

These Guidelines reflect the Corporation’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, and to enhance shareholder value over the long term. These Guidelines are supplemental to the Certificate of Incorporation and By-laws of the Corporation. These Guidelines are subject to periodic review by the Corporate Governance & Nominating Committee (the “Governance Committee”) of the Board.

BOARD COMPOSITION

1.	Election of Chair of the Board and Lead Director

A. It is the intention of the Corporation to separate the positions of Chief Executive Officer (“CEO”) and Chair of the Board to create an independent Chair. Upon the creation of the independent Chair, the Lead Director position will be discontinued. The employment agreement of the sitting CEO requires that he also serve as the Chair of the Board, therefore, when the sitting CEO leaves the Company, the Chair of the Board will be an Independent Director, as defined in Section 7 of these Guidelines, and will not serve as the CEO of the Corporation while serving as Chair of the Board. Compliance with this policy is excused if no Independent Director is available and willing to serve as Chair of the Board.

B. The Chair of the Board shall be elected annually at the time of election of corporate officers of the Corporation. When electing an Independent Director Chair of the Board, nominations shall be made by the Governance Committee and the Independent Director receiving a majority of the votes cast by the other Independent Directors shall be elected to serve as Chair. In the event an Independent Director Chair of the Board shall be determined by the Board to no longer meet the qualifications of an Independent Director, he or she shall be replaced and a new Independent Director will be elected as Chair. It is intended that the independent Chair position rotate from time to time as determined by the Board.

C. If the offices of the CEO and the Chair of the Board are not separate, the non-management Directors on the Board (i.e. those who are not officers of the Corporation) shall select a Director to serve as the “Lead Director” of the Board and to chair the Governance Committee. The Lead Director must be an Independent Director as defined in Section 7 of these Guidelines. The person serving as Lead Director should serve not more than two successive one-year terms, and the position should rotate, unless otherwise approved by a majority of the Independent Directors.

C. The Lead Director’s duties shall include:

•	preside at all meetings of the Board where the Chair is not present;

•	preside at all executive sessions of the Independent Directors;

•	call meetings of the Independent Directors, as needed;

•	meet regularly with the CEO;

•	serve as a liaison between the CEO and the Independent Directors;

•	develop the agendas for meetings of the Independent Directors;

•	approve Board meeting agendas and schedules;

•	review information sent to the Board; and

•	meet with shareholders as appropriate.

2.	Size of the Board

The Board shall establish the number of Directors to serve on the Board upon recommendation of the Governance Committee.

3.	Selection of Candidates to be Nominated for Election as Directors

The Governance Committee is responsible for nominating candidates for election to the Board at the Corporation’s annual meeting of shareholders and for nominating to the Board candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. When formulating its nominations, the Governance Committee may consider advice and recommendations offered by management, other Board members, shareholders of the Corporation, and/or outside advisors.

No former CEO of the Corporation shall serve on the Board after leaving office although he or she may be called upon to provide advice, guidance and insights to the Board as requested by it. David Fuente, a former CEO of the Corporation and an incumbent Director, is exempted from this policy.

4.	Board Membership Criteria

Nominees for Director shall be selected on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experiences, understanding of the Corporation’s business environment, ability to make time commitments to the Corporation, demonstrated teamwork, and ability to bring unique and diverse perspectives and understandings to the Board. The Board is committed to a diversified membership, in terms of the individuals involved, their experiences and areas of expertise.

Board members are expected to conscientiously prepare for, attend, and participate in Board and applicable Committee meetings. Each Board member is expected to ensure that existing and planned future commitments do not materially interfere with the member’s service as a Director of the Corporation. The Governance Committee shall be responsible for determining whether any Director is not adequately discharging his or her responsibilities as a Director.

A Director who changes his or her occupation or position should tender his or her resignation to the Governance Committee for evaluation and a recommendation as to whether the resignation should be accepted by the Board.

5.	Voting

Any nominee for director in an uncontested election as to whom a majority of the shares of the Company that are outstanding and entitled to vote in such election are designated to be “withheld” from or are voted “against” his or her election shall tender his or her resignation for consideration by the Corporate Governance & Nominating Committee. The Governance Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

6.	Director Orientation and Continuing Education

The Governance Committee shall arrange for an orientation program for all newly elected Directors and, in conjunction with the CEO, determine the content of such orientation. In addition, all Directors shall periodically participate in briefing sessions on topical subjects to assist the Directors in discharging their duties. All Directors are encouraged to attend at least one director education session each year. The Corporation shall pay for such continuing education sessions and shall reimburse the Directors for the reasonable and necessary costs of attending such sessions.

7.	Director Independence

An “Independent” Director of the Corporation shall be one who meets the qualification requirements for being an independent Director under the standards of the NYSE. Independent Directors shall constitute a majority of the Board. All members of the Governance Committee shall be Independent Directors.

8.	Retirement Age; Term Limit

Unless his or her nomination or appointment is approved by a majority vote of the entire Board of Directors, with the subject Director not participating in the discussion or vote on his or her nomination or appointment, (i) no Director shall be nominated for re-election or reappointment to the Board after having attained the age of 72 years, or (ii) no non-management Director who has served a total of 10 years as a Director of the Corporation shall be nominated for re-election or reappointment to the Board

9.	Board Compensation

The Compensation Committee shall review and recommend to the full Board the form and amounts of compensation and benefits for non-employee Directors. A Director who is also an employee of the Corporation shall not receive additional compensation for service as a Director.

10.	Evaluation of Board

The Board shall periodically conduct a self-evaluation of the Board as a whole, each Committee shall conduct self-evaluations of the work of the Committee, and the individual Directors shall conduct a self-evaluation of their performance as individual Directors, all under the supervision of the Governance Committee.

11.	Board Interaction with Senior Management

The Board shall have access to management of the Corporation. Board members shall, however, include or copy the CEO in making contact with management (unless such contact involves assessment of performance of the CEO), and use sound business judgment to ensure that such contact does not interfere with the day to day work of the Corporation’s management. The Board encourages the CEO, from time to time, to invite employees into Board or Committee meetings.

12.	Access to Independent Advisors

The Board and its Committees may retain independent outside financial, compensation, legal or other advisors to provide advice and counsel in discharge of its duties.

13.	Board Interaction with Investors and Press

The Board believes that management, not the Directors, should speak for the Corporation. Unless otherwise agreed to or requested by the CEO, each Director shall refer all inquiries from investors and the press to the CEO or designated members of senior management and shall not comment for attribution or background without first discussing such matter with the CEO.

BOARD MEETINGS

14.	Frequency of Meetings

There shall be at least four (4) regularly scheduled meetings of the Board each year (to be held approximately quarterly) and special meetings from time to time as required.

15.	Selection of Agenda Items for Board Meetings

The CEO, in consultation with the Chair of the Governance Committee shall annually prepare a “Board of Directors Master Agenda.” This Master Agenda shall set forth items to be considered by the Board at each of its specified meetings during the year. Each meeting agenda shall include an opportunity for each Committee chair to report to the Board on the work of his or her Committee. At least one Board meeting each year should include the presentation of long-range strategic plans by the Corporation’s senior management team. Board members may suggest in advance of any meeting additional subjects that are not on the agenda for that meeting, at least thirty (30) days prior to the meeting.

Information and data are important to the Board’s understanding of the business and essential to prepare Board members for productive meetings. Presentation materials relevant to each meeting will be distributed in writing, or electronically, to the Board in advance of each meeting unless doing so would compromise the confidentiality of any sensitive matter.

16.	Executive Sessions of Directors

The Outside Directors (those who are not “officers” of the Corporation, as such term is defined by NYSE listing standards) shall meet in an executive session at each regularly scheduled Board meeting. The Lead Director shall preside at executive sessions, or, in his or her absence, another Independent Director selected by the outside directors shall preside.

17.	Contacting the Outside Directors

The Corporation shall maintain and publicly disclose a method for interested parties to communicate directly with the Outside Directors as a group, with the Lead Director, with any Committee or Committee Chair, individually or as a group.

COMMITTEE MATTERS

18.	Board Committees

The Corporation shall have the following standing Committees: Audit, Compensation, Corporate Governance & Nominating, and Finance. The duties for each of these Committees shall be outlined in each such Committee’s charter and/or by further resolution of the Board. Committee membership shall conform to the requirements of the NYSE.

19.	Assignment and Rotation of Committee Members and Chairs

The Governance Committee shall be responsible for making recommendations to the Board with respect to the assignment of Board members to various Committees and the appointment of Committee Chairs. The Governance Committee shall review periodically Committee assignments and consider the rotation of Chairs and members of Committees.

20.	Review of Charters by Committees

Each Board Committee shall review periodically its charter and recommend to the Board any changes it deems necessary. In addition to its charter, the Governance Committee will periodically review these Corporate Governance Guidelines.

LEADERSHIP DEVELOPMENT

21.	Evaluation of Chief Executive Officer

The Board shall conduct an annual evaluation of the CEO following each fiscal year, using the following process:

•	The CEO recommends objectives to the Governance Committee for the following year, which are then discussed with the entire Board and adopted by the Board and the CEO.

•	After each year-end, the Board shall evaluate the performance of the CEO in meeting the goals and objectives for that year.

•	This evaluation shall be communicated to the CEO at an executive session of the Board.

•	The Compensation Committee shall take this evaluation into consideration in its determination of the CEO’s compensation.

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The Compensation Committee shall report to the full Board of Directors all forms of compensation paid (or payable in the future) to the CEO and the next four most highly compensated executives of the Company.

22.	Succession Planning

The Board, shall evaluate periodically the executive management to ensure that plans are in place for orderly succession of senior management, and also shall periodically review plans for the education, development, and orderly succession of senior and mid-level managers throughout the Corporation.

CONFLICTS OF INTEREST

23.	Interest Matters

If a Director, directly or indirectly, has a financial or personal interest in a contract or transaction to which the Corporation is to be a party, or is contemplating entering into a transaction that involves use of corporate assets or competition against the Corporation, the Director shall be considered to be 'interested' in the matter. The Director shall contact the Chair of the Governance Committee to disclose such proposed relationship. The Director’s involvement or interest will be reviewed by the Governance Committee, and the Committee shall then make a recommendation to the Board.

As Amended by resolution of the Board of Directors dated October 21, 2009.